Attachments to Form N-SAR for HLS Funds

Sub-Item 77D: Policies with respect to
security investments

	On June 20, 2002, Registrant filed
a supplement with the Securities and Exchange
Commission indicating certain changes in the investment policies of certain of the HLS
Funds. Specifically, the funds indicated that, effective August 20, 2002:

	1.  Hartford Small Company HLS Fund,
which had used the range represented by the Russell 2000 Index to define small cap securities, would begin using the collective range of the Russell 2000 and the Standard
& Poor's 600 Indices to define such companies, and

	2.  Hartford MidCap HLS Fund, which had
used the range represented by the Standard &
Poor's MidCap 400 Index to define mid cap companies, and Hartford MidCap Value HLS Fund, which had defined mid cap companies as companies with market caps equaling or exceeding $500 million but not exceeding the largest market cap in the Russell MidCap Index, would begin using the collective range of the Russell Midcap and Standard & Poor's Indices to define such companies.